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                                                                      EXHIBIT 23

We consent to the use of our report dated September 13, 2002, included herein with respect to the combined balance sheet of Philips Broadband Networks (a division of Royal Philips Electronics N.V.) as of December 31, 2001 and the related combined statement of operations and comprehensive income (loss), changes in the net investment of the Philips Group, and cash flows for the year then ended.

/s/ KPMG Accountants N.V.
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KPMG Accountants N.V.
November 21, 2002



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